Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Webster Financial Corporation of our report dated March 3, 2022 on the consolidated financial statements of Sterling Bancorp and Subsidiaries for the years ended December 31, 2021 and 2020, and for each of the fiscal years ended December 31, 2021, 2020 and 2019, which is included in the Current Report on Form 8-K/A filed by Webster Financial Corporation on April 15, 2022. We also consent to the reference to us under the heading “Experts” in the Form S-3.

/s/ Crowe LLP
Washington D.C.
December 13, 2023